EXHIBIT 99.1

United-Guardian Board of Directors Announces Review of Strategic Alternatives

HAUPPAUGE, N.Y., Jan. 25, 2022 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) (“United-Guardian” or the “Company”), a fully-integrated research, development, manufacturing and marketing company that supplies unique and innovative products to the personal care, health care, pharmaceutical and industrial sectors, today announced that the Company's Board of Directors has launched a formal review process to explore strategic alternatives. The purpose of the review is to ensure that value is being maximized for shareholders and that the Company has sufficient scale and financial resources to take advantage of the growth opportunities available to the organization. These alternatives could include, among others, possible joint ventures, strategic partnerships or alliances, an outright sale of the Company, or other possible transactions.

Ken Globus, President of United-Guardian, stated, “As United-Guardian and the global economy continue to emerge from the COVID-19 pandemic, it is imperative that we select the best path forward for the next chapter of United-Guardian’s continued growth. Management and the Board of Directors are working to ensure that the Company is positioned to seize the numerous growth opportunities available to United-Guardian. The Company’s long history, leading product portfolio, and established relationships with the leading brands within our markets provide a firm foundation for future expansion. Maximizing value for our shareholders, ensuring stability for our employees, and positioning United-Guardian for continued success into the future are our priorities during this review.”

Capstone Partners is serving as financial advisor to United-Guardian, and Brownstein Hyatt Farber Schreck is serving as legal advisor.

There can be no assurance that the review being undertaken will result in a merger, sale or other business combination involving the Company, and the Company has not set a timetable for completion of the review process. The Company does not currently intend to disclose further developments with respect to this process, unless and until its Board of Directors approves a specific transaction or otherwise concludes the review of strategic alternatives.

For further information, interested parties may contact Vijay Balasubramanian, Managing Director at Capstone Partners, or Paul Janson, COO at Capstone Partners (phone: +1 (617) 619-3300; emails: vijayb@capstonepartners.com; pjanson@capstonepartners.com).

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.